Exhibit 10(mmm)

FIRST AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT

AND NON-COMPETITION AGREEMENT

This amendment is made effective January 1, 2009, between Gregory A. Serrao (the “Executive”) and American Dental Partners, Inc., a Delaware corporation (the “Company”).

Background Information

A. The Executive and the Company (the “Parties”) are parties to an Amended and Restated Employment and Non-Competition Agreement dated January 2, 2001 (the “Agreement”).

B. The Parties desire to modify the Agreement to cause it to comply with the final regulations promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which governs non-qualified deferred compensation arrangements, and the Parties are entering into this amendment for that purpose.

Statement of the Agreement

The Parties hereby acknowledge the foregoing Background Information and agree as follows:

1. Definitions. Any capitalized terms used but not otherwise defined in this amendment shall have the respective meanings given those terms in the Agreement.

2. Bonus Payments. The last sentence in Section 5 of the Agreement is hereby amended to read in its entirety as follows:

Each bonus payable to the Executive under the Bonus Plan, if any, shall be paid not later than the first to occur of (i) 10 days after receipt of the audited financial statements for the applicable fiscal year or (ii) the date which is 75 days after the end of such fiscal year; provided that in no event shall such payment be made later than December 31 following the 75-day period after such applicable fiscal year.

3. Benefits. A new last sentence is hereby added to the end of Sections 6.02 and 6.06 of the Agreement to read as follows:

If any such benefits are taxable, the Company shall ensure that terms of the benefits will comply with Section 409A of the Code (“Section 409A”) and the Treasury Regulations and other guidance promulgated or issued thereunder.

4. Reimbursement of Expenses. A new last sentence is hereby added to the end of Section 6.03 to read as follows:

Such reimbursement shall occur no later than the end of the calendar year following the calendar year in which such expense was incurred.

5. Post-Termination Payments. New Sections 8.06, 8.07, and 8.08 are hereby added to the Agreement to read in their entirety as follows:

Section 8.06. Specified Employee Delay. If at the time of termination of his employment with the Company the Executive is a “specified employee” as defined in Section 409A, any payments under this Agreement due to a separation from service (as defined in Section 409A) and subject to Section 409A shall be delayed until the first business day of the seventh calendar month following the date of separation from service, or, if earlier, the date of death of the Executive (in either case, the “Payment Date”). Payments which are delayed pursuant to the preceding sentence (the “Delayed Payments”) shall be accumulated and paid on the Payment Date. In addition, on the Payment Date, the Company shall pay the Executive interest on each Delayed Payment, accrued from the original date such payment otherwise would have been payable but for the first sentence of this Section 8.06 (the “Original Payment Date”) to the Payment Date, at a rate equal to the U.S. prime rate of interest, as published by The Wall Street Journal, in effect on the Original Payment Date.

Section 8.07. Payments for Taxes. In accordance with Section 409A and the regulations issued thereunder, this Agreement shall permit the payment of amounts necessary to (a) satisfy the employment tax withholding obligations that arise under this Agreement prior to the date that payment may otherwise be made under this Agreement and/or (b) satisfy the excise tax or underpayment penalties owed under Section 409A in the event of a violation of Section 409A under this Agreement.

Section 8.08. Effect of Dispute. In the event of a genuine dispute between the Company and the Executive regarding the amount or timing of benefits under this Agreement, a delay in the payment of amounts under this Agreement shall not cause the Executive to violate Section 409A to the extent such delay satisfies the conditions set forth in Section 409A and applicable regulations thereunder.

6. Interpretation. In the event of any inconsistency between the provisions of the Agreement and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Agreement shall continue in full force and effect. The headings of the various sections of this amendment are not part of the context of this amendment, are merely labels to assist in locating those sections, and shall be ignored in construing this amendment.

AMERICAN DENTAL PARTNERS, INC.

/s/ Gregory A. Serrao	/s/ Breht T. Feigh
GREGORY A. SERRAO	Breht T. Feigh, Chief Financial Officer